Exhibit 9

PLAN OF LIQUIDATION AND DISSOLUTION

OF

VTV THERAPEUTICS HOLDINGS LLC

This Plan of Liquidation and Dissolution, dated as of October 5, 2015 (this “Plan”), of vTv Therapeutics Holdings LLC (the “Company”) shall be effective upon its adoption by, the sole member of the board of managers of the Company (the “Board”):

1. The Company will preserve and realize (through sales and otherwise) the values of its properties and will proceed toward the winding up of its affairs and the distribution of its assets in accordance with this Plan.

2. All known or ascertainable debts, liabilities and obligations of the Company (the “Liabilities”) shall be paid or provided for before any distribution of assets of the Company.

3. The Company shall distribute to each member of the Company (i) shares of Class B Common Stock, par value $0.01, of vTv Therapeutics Inc. and (ii) non-voting membership units of vTv Therapeutics LLC (“Opco”) in complete liquidation of the Company based on the percentage allocations set forth on Exhibit B attached hereto, subject to the Company’s receipt of the documents required to be executed by such member as described in the letter sent to each member of the Company.

4. It is intended that the liquidation of the Company shall be treated as a termination of the Company as a partnership for U.S. federal income purposes within the meaning of Section 708(b)(1)(A) of the Internal Revenue Code of 1986, as amended, and Treasury Regulation § 1.708-1(b)(1), effective as of the date that the Certificate of Cancellation is filed with the Secretary of State of the State of Delaware.

5. The Company shall perform all such acts as it may consider necessary or appropriate to carry out the provisions of this Plan and to accomplish the dissolution and liquidation of the Company, including, without limitation, the execution and filing with the Secretary of State of the State of Delaware of all such certificates and other documents as are required by the applicable provisions of the Delaware Limited Liability Company Act.

IN WITNESS WHEREOF, the undersigned has executed this Plan as of the date first written above.

SOLE MANAGER:

/s/ Paul G. Savas
Name:	Paul G. Savas
Title:	Manager

[Signature Page to Plan of Dissolution]